Concur Reports Results for Fiscal 2014 First Quarter

Q1 non-GAAP revenue and non-GAAP EPS exceed guidance

Company reports Q1 non-GAAP revenue growth of 31%

BELLEVUE, Wash., Jan. 29, 2014 /PRNewswire/ -- Concur (Nasdaq: CNQR) today reported financial results for its first quarter ended December 31, 2013.

Concur reported total GAAP revenue for the first quarter of fiscal 2014 of $163.1 million. Excluding revenue from businesses that the company intends to divest, non-GAAP revenue for the first quarter of 2014 was $160.3 million, up 31% from the year-ago quarter and up 4% from the prior quarter. GAAP net loss attributable to Concur for the first quarter of fiscal 2014 was $24.2 million, or $0.43 per share. Fiscal 2014 first quarter non-GAAP pretax income was $12.4 million, or $0.21 per share.

"We kicked off fiscal 2014 with a strong first quarter in which we exceeded expectations for revenue, earnings, cash flow from operations and free cash flow. New customer growth remains very robust as more than 1,000 new customers joined the Concur family. We saw continued traction around our open platform initiatives as customers, travelers, developers and partners embrace TripLink™ and the Concur T&E Cloud," said Steve Singh, Chairman and CEO of Concur. "Driven by a strong demand environment and strong business execution, we are continuing to invest in our vision of the Perfect Trip and to drive greater efficiency into the corporate travel supply chain. That commitment to industry transformation is driving greater value for our customers, for business travelers and our partners and is fueling our capacity to cross $1 billion in annual revenues in the years ahead."

Financial Highlights

  Total GAAP revenue was $163.1 million in the first quarter of fiscal 2014, including $2.8 million in revenue from businesses the company intends to divest. Excluding the $2.8 million, non-GAAP revenue was $160.3 million for the first quarter of fiscal 2014, an increase of approximately 31% compared to the year-ago quarter and up 4% sequentially.
  GAAP pretax loss was $30.8 million for the first quarter of fiscal 2014, compared to a GAAP pretax loss of $13.4 million for the year-ago quarter. GAAP net loss attributable to Concur was $24.2 million, or $0.43 per share, for the first quarter of fiscal 2014, compared to GAAP net loss attributable to Concur of $12.0 million, or $0.22 per share, for the year-ago quarter.
  Non-GAAP pretax income was $12.4 million, or $0.21 per share, for the first quarter of fiscal 2014, compared to $17.2 million, or $0.30 per share, for the year-ago quarter. Please refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures used in this press release.
  Non-GAAP operating margin was 9.6% for the first quarter of fiscal 2014, compared to 15.4% for the year-ago quarter.
  GAAP cash flows from operations were $12.1 million for the first quarter of fiscal 2014.

Business Highlights

Concur is transforming the corporate travel industry by driving innovation for travelers, businesses and suppliers to fuel The Perfect Trip™. The Company's mission to make travel better for the entire travel ecosystem is supported by product development efforts, partner and platform initiatives, investments in the Perfect Trip Fund, and strategic acquisitions. Some of the highlights from the first quarter of fiscal 2014 included:

  Rapidly expanding customer base: Concur continued to extend its leadership position in travel and expense management with the addition of more than one thousand new customers in the first quarter. The Company experienced strong demand across all its markets, including its core enterprise customer segment, the SMB market, and emerging international markets as businesses of all sizes look to capitalize on the benefits of an integrated travel and expense management solution.
  Platform success: With more than 200 partners, travel suppliers and developers connected to Concur's customers through the Concur T&E Cloud and the Concur App Center, both enterprises and travelers are benefiting from access to additional products and services that extend the value of their Concur solution.  Concur is leveraging innovation from solution providers around the world to expand the Company's ecosystem and drive material savings for its customers who are adopting solutions at a rapid pace.  For example, a large enterprise recently identified more than $500,000 in savings using Concur and our App Center partner Universal VAT to reclaim value-added taxes.  Several hundred clients of all sizes in the Pharmaceutical and Medical Device industries have leveraged Concur App Center partner solutions to comply with physician payment regulations in the US. An enhancement to the integration between Concur and Cegedim will now enable clients globally to have instant access to Cegedim's global physician database OneKey directly from within Concur to further comply with global transparency requirements.
  Continued strong progress on Government deployments: The Company made additional progress working with U.S. government agencies to deploy Concur's travel and expense management services under the U.S. General Services Administration (GSA) E-Gov Travel Services 2 (ETS2) for managing online bookings, travel authorizations and voucher processing. Ten agencies are now live with implementations also underway at many additional agencies. Agencies are also realizing the benefit of working with more than ten Travel Management Companies (TMC) who are active in Concur's embedded TMC program.
  TripLink momentum: Customers continue to embrace an open ecosystem to deliver a full view of their travel and expenses by adopting TripLink. This momentum is driving supplier adoption and facilitating an easier travel experience for business travelers. Significantly, the industry is also recognizing the value of partnering with Concur as many TMCs, including Christopherson Business Travel, Gant Travel Management, Ovation Corporate Travel, and others are leveraging Concur's cloud services platform to provide a holistic view of travel and spend and to deliver the best customer experience.
  ExpenseIt® gaining traction: Companies are realizing increased productivity, visibility and efficiency by adopting ExpenseIt. More than 400 corporate customers are using ExpenseIt, driving increased user adoption and delivering a simpler solution for capturing receipts and filing expenses.
  TripIt® helps make wishes come true: Over the holiday season, TripIt helped frequent travelers donate more than 1.2 million airline miles to Make-A-Wish®. More than 70% of wishes granted by Make-A-Wish involve travel. These donations help Make-A-Wish send even more children and their families on the trips of their dreams.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

  Concur expects non-GAAP revenue for the second quarter of fiscal 2014 to grow approximately 30% year-over-year from the second quarter of fiscal 2013. For the second quarter of fiscal 2014, Concur expects non-GAAP pretax income per share to be $0.14. Non-GAAP revenue and pretax income exclude the effects of businesses the company intends to divest and non-cash related items such as stock-based compensation expenses, amortization of intangible assets, and the accretion of the discount on our convertible senior notes.  It also excludes the non-cash accounting implications and cash fees and expenses of acquisitions and other related strategic activity in which the Company may deploy capital.
  Concur expects fiscal 2014 non-GAAP revenue to grow approximately 26% year-over-year from fiscal 2013.
  Concur expects fiscal 2014 non-GAAP pretax income per share to be at least $0.93.
  Concur expects fiscal 2014 non-GAAP operating margin to be in the range of 10% to 14%.
  Concur expects cash flows from operations in fiscal 2014 to be at least $72 million, excluding excess tax benefits from share based compensation, acquisition and other related costs, and noncontrolling interest. The Company expects capital expenditures to be 8% to 9% of fiscal 2014 revenue.

All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur's current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential difficulties in connection with recent business and asset acquisitions, including achievement of the anticipated benefits of these acquisitions or the broader integration of such businesses with Concur; adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability and security of our computer networks and hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our financing and investment activities.

Please refer to the Company's public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,

	2013	2012
Revenues	$ 163,078	$ 122,798
Expenses:
Cost of operations	58,523	34,996
Sales and marketing	73,162	54,942
Systems development and programming	21,564	14,227
General and administrative	24,904	19,632
Revaluation of contingent consideration	(1,228)	2,809
Amortization of intangible assets	5,230	4,464
Total expenses	182,155	131,070
Operating loss	(19,077)	(8,272)
Other income (expense):
Interest income	859	554
Interest expense	(10,880)	(4,968)
Loss from equity investments	(1,130)	(601)
Other, net	(582)	(88)
Total other expense	(11,733)	(5,103)
Loss before income tax	(30,810)	(13,375)
Income tax benefit	(6,439)	(1,057)
Consolidated net loss	(24,371)	(12,318)
Less: loss attributable to noncontrolling interest	151	286
Net loss attributable to Concur	$ (24,220)	$ (12,032)
Net loss per share attributable to Concur common stockholders:
Basic	$ (0.43)	$ (0.22)
Diluted	(0.43)	(0.22)
Weighted average shares used in computing net loss per share:
Basic	56,056	55,082
Diluted	56,056	55,082

Concur Technologies, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31,	September 30,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$ 406,176	$ 301,696
Short-term investments	442,695	531,065
Accounts receivable, net of allowance of $5,642 and $3,567	110,803	106,587
Deferred tax assets	44,218	43,987
Deferred costs and other assets	54,609	55,341
Total current assets	1,058,501	1,038,676
Non-current assets:
Property and equipment, net	84,804	82,414
Investments	101,585	101,756
Deferred costs and other assets	48,695	51,082
Intangible assets, net	118,429	123,297
Deferred tax assets	3,417	3,255
Goodwill	325,343	324,454
Total assets	$ 1,740,774	$ 1,724,934
Liabilities and equity
Current liabilities:
Accounts payable	$ 14,333	$ 15,036
Customer funding liabilities	54,605	37,039
Accrued compensation	23,662	30,142
Acquisition-related liabilities	2,155	2,231
Acquisition-related contingent consideration	1,987	3,182
Other accrued expenses and liabilities	26,520	34,537
Deferred revenues	95,622	88,550
Convertible senior notes, net	268,846	265,426
Total current liabilities	487,730	476,143
Non-current liabilities:
Convertible senior notes, net	386,853	381,807
Deferred rent and other long-term liabilities	10,610	10,373
Deferred revenues	10,942	15,499
Tax liabilities	16,112	22,832
Total liabilities	912,247	906,654
Equity:
Concur stockholders' equity:
Common stock, $0.001 par value per share	56	56
Authorized shares: 195,000
Shares issued and outstanding: 56,073 and 56,044
Additional paid-in capital	993,127	961,497
Accumulated deficit	(165,898)	(141,679)
Accumulated other comprehensive loss	(638)	(1,815)
Total Concur stockholders' equity	826,647	818,059
Noncontrolling interest	1,880	221
Total equity	828,527	818,280
Total liabilities and equity	$ 1,740,774	$ 1,724,934

Concur Technologies, Inc
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,

Operating activities:	2013	2012
Consolidated net loss	$ (24,371)	$ (12,318)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Amortization of intangible assets	5,230	4,464
Depreciation and amortization of property and equipment	9,163	6,621
Accretion of discount and issuance costs on notes	8,467	3,172
Share-based compensation	30,489	17,729
Revaluation of contingent consideration	(1,228)	2,809
Deferred income taxes	(7,035)	(1,631)
Excess tax benefits from share-based compensation	(146)	(146)
Loss from equity investments	1,130	601
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(3,953)	2,261
Deferred costs and other assets	3,334	1,414
Accounts payable	547	(1,237)
Accrued liabilities	(12,044)	(19,385)
Deferred revenues	2,516	695
Net cash provided by operating activities	12,099	5,049
Investing activities:
Purchases of investments	(248,385)	(127,508)
Maturities of investments	336,523	76,344
Increase in customer funding liabilities	17,467	2,989
Investment in and loans to unconsolidated affiliates	(3,524)	(17,326)
Capital expenditures	(12,306)	(10,534)
Net cash provided by (used in) investing activities	89,775	(76,035)
Financing activities:
Investments in consolidated joint venture by noncontrolling interest	1,809	-
Payments on repurchase of common stock	(441)	(201)
Net proceeds from share-based equity award activity	272	563
Proceeds from employee stock purchase plan activity	805	656
Minimum tax withholding on restricted stock awards	(26)	(96)
Excess tax benefits from share-based compensation	146	146
Net cash provided by financing activities	2,565	1,068
Effect of foreign currency exchange rate changes on cash and cash equivalents	41	(104)
Net increase (decrease) in cash and cash equivalents	104,480	(70,022)
Cash and cash equivalents at beginning of period	301,696	302,274
Cash and cash equivalents at end of period	$ 406,176	$ 232,252

	Concur Technologies, Inc.
	Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
	(In thousands, except per share and margin data)
	(Unaudited)

	Three Months Ended December 31,

	2013	2012
Non-GAAP revenues:
Revenues	$ 163,078	$ 122,798
Business operations to be divested	(2,782)	-
Non-GAAP revenues	$ 160,296	$ 122,798

Operating income (loss):
Operating loss	$ (19,077)	$ (8,272)
Loss from operations as a % of total revenue (operating margin)	-11.7%	-6.7%
Add back:
Share-based compensation	30,489	17,729
Amortization of intangibles	5,230	4,464
Acquisition and other related costs	636	299
Revaluation of contingent consideration	(1,228)	2,809
Contingent consideration (included in compensation expense)	-	1,555
Noncontrolling interest joint venture	151	286
Business operations to be divested	(776)	-
Non-GAAP operating income	$ 15,425	$ 18,870
Non-GAAP operating income as a % of total revenue (non-GAAP operating margin)	9.6%	15.4%
Net income (loss) attributable to Concur:
Net loss attributable to Concur	$ (24,220)	$ (12,032)
Add back:
Share-based compensation	30,489	17,729
Amortization of intangibles	5,230	4,464
Acquisition and other related costs	636	299
Revaluation of contingent consideration	(1,228)	2,809
Contingent consideration (included in compensation expense)	-	1,555
Loss from equity investments	1,130	601
Accretion of notes discount	7,627	2,846
Income tax benefit	(6,439)	(1,057)
Business operations to be divested	(776)	-
Non-GAAP pretax income attributable to Concur	$ 12,449	$ 17,214
Diluted net income (loss) per share attributable to Concur:
Diluted net loss per share attributable to Concur	$ (0.43)	$ (0.22)
Add back:
Share-based compensation	0.52	0.31
Amortization of intangibles	0.09	0.08
Acquisition and other related costs	0.01	0.01
Revaluation of contingent consideration	(0.02)	0.05
Contingent consideration (included in compensation expense)	-	0.03
Loss from equity investments	0.02	0.01
Accretion of notes discount	0.13	0.05
Income tax benefit	(0.10)	(0.02)
Business operations to be divested	(0.01)	-
Non-GAAP pretax diluted income per share attributable to Concur	$ 0.21	$ 0.30
Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	56,056	55,082
GAAP diluted shares	56,056	55,082
Adjustment for warrants associated with convertible senior notes	1,511	-
Adjustment for share-based equity awards	1,919	2,359
Non-GAAP diluted shares	59,486	57,441

Concur Technologies, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended December 31,

	2013	2012
Non-GAAP operating expense:
Cost of operations	$ 50,345	$ 32,329
Sales and marketing	58,343	45,005
Systems development and programming	17,511	12,090
General and administrative	18,496	14,478
Total	$ 144,695	$ 103,902
Non-GAAP operating margin *	9.6%	15.4%
Non-GAAP pretax diluted income per share attributable to Concur *	$ 0.21	$ 0.30

	Three Months Ended December 31,

	2013	2012
Cost of operations	$ 58,523	$ 34,996
Less:
Share-based compensation	6,064	2,569
Acquisition and other related costs	-	1
Noncontrolling interest joint venture	108	97
Business operations to be divested	2,006	-
Non-GAAP cost of operations	$ 50,345	$ 32,329

Sales and marketing	$ 73,162	$ 54,942
Less:
Share-based compensation	14,680	8,440
Contingent consideration (included in compensation expense)	-	1,406
Acquisition and other related costs	-	3
Noncontrolling interest joint venture	139	88
Business operations to be divested	-	-
Non-GAAP sales and marketing	$ 58,343	$ 45,005

Systems development and programming	$ 21,564	$ 14,227
Less:
Share-based compensation	4,012	1,964
Contingent consideration (included in compensation expense)	-	149
Acquisition and other related costs	-	1
Noncontrolling interest joint venture	41	23
Business operations to be divested	-	-
Non-GAAP systems development and programming	$ 17,511	$ 12,090

General and administrative	$ 24,904	$ 19,632
Less:
Share-based compensation	5,733	4,756
Acquisition and other related costs	636	294
Noncontrolling interest joint venture	39	104
Business operations to be divested	-	-
Non-GAAP general and administrative	$ 18,496	$ 14,478

* Please refer to the reconciliation of GAAP to non-GAAP financial measures in previous table.

CONCUR TECHNOLOGIES, INC.

About Concur's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur's non-GAAP financial measures do not reflect a comprehensive system of accounting and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur's management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur's operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP revenues, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating expense, non-GAAP pretax income, non-GAAP cost of operations, non-GAAP sales and marketing expenses, non-GAAP systems development and programming expenses, non-GAAP general and administrative expenses, non-GAAP diluted shares, and non-GAAP diluted pretax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

  Share-based compensation. Concur's non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units ("RSU"). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods.
  Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
  Acquisition and other related costs. Concur excludes the effects of acquisition and other related costs from its non-GAAP financial measures. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital. Such expenses are incurred in connection with our acquisitions and other strategic investments, which generally would not have otherwise been incurred in the periods presented as a part of our continuing operations. Concur also believes it is useful for investors to understand the effects of these items on our operations.
  Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in the consolidated statements of operations.  Concur excludes from its non-GAAP financial measures the gains or losses from the fair value re-measurement of the contingent consideration in order to facilitate the comparison of post-acquisition operating results. Concur believes that it is useful for investors to understand the effects of these items on our operations.
  Contingent consideration (included in compensation expense). Concur's non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares.  As the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is subject to revaluation similar to the above mentioned "revaluation of contingent consideration." Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results.
  Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.
  Loss from equity investments. For investments under the equity method, Concur records its proportionate share of investee income or loss, including adjustments to recognize certain differences between carrying value and Concur's equity in net assets of the investee at the date of investment, impairments, and other adjustments required by the equity method. Concur's non-GAAP financial measures exclude the equity method adjustments from GAAP income because they are unrelated to our ongoing operations and are significantly impacted by factors outside our direct control.
  Accretion of note discount. In accordance with GAAP, interest expense on the convertible senior notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.
  Income tax expense (benefit). Concur excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.
  Business operations to be divested. Business operations to be divested include the revenues and operating expenses from the recently acquired call center and BPO businesses, both of which were acquired during the year ended September 30, 2013 and which Concur intends to divest. As Concur does not expect these business operations to contribute to Concur's ongoing operating results in the future, Concur believes it is useful for investors to understand the effects of these items on our current operating results.

Further, in the calculation of non-GAAP pretax income per share:

  Non-GAAP pretax income is calculated by excluding the impacts of the non-GAAP adjustments described above.
  Non-GAAP diluted shares are calculated by including the anti-dilutive impact of options to purchase shares of our own stock, which reduces the potential economic dilution upon conversion of our convertible senior notes. Under GAAP, the anti-dilutive impact of such call options ("Convertible Senior Notes Hedge") is not reflected in diluted shares. Concur includes the anti-dilutive impact of the Convertible Senior Notes Hedge, if any, in non-GAAP diluted shares because it is useful for investors to understand their economic effects.
  The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pretax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

  Concur's management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP operating expense, non-GAAP pretax income and non-GAAP diluted pretax income per share in internal reports used by management in monitoring and making decisions regarding Concur's business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur's Board of Directors. Concur also uses non-GAAP pretax diluted income per share as a measure to determine executive cash incentive compensation.
  Because share-based compensation, amortization of intangible assets, accretion of discount on convertible senior notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP operating expense, non-GAAP diluted shares, non-GAAP pretax income and non-GAAP diluted pretax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.
  The principal limitation of Concur's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.
  To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

About Concur

Concur® is a leading provider of integrated travel and expense management solutions. Concur's easy-to-use Web-based and mobile solutions help companies, federal agencies and their employees control costs and save time. Concur's open platform enables the entire travel and expense ecosystem of customers, suppliers, and developers to access and extend Concur's T&E cloud. Concur's systems adapt to individual employee preferences and scale to meet the needs of companies from small to large. Learn more at http://www.concur.com or the Concur blog.

Make-A-Wish is a registered trademark of the Make-A-Wish Foundation of America.

CONTACT: Press, Danielle Adams, Concur, 425-590-5085, Danielle.Adams@concur.com, or Investors, Todd Friedman, Concur, 415-401-1205, Todd.Friedman@concur.com